EXHIBIT 99.1

Draft Only

DAVIDsTEA to Implement Restructuring Plan Under Companies’ Creditors Arrangement Act

•	Company to accelerate transition to online retailing and wholesale distribution in North America

•	Intends to significantly reduce brick & mortar footprint

•	DAVIDsTEA’s online business at www.davidstea.com and sales in grocery stores and pharmacies across Canada will continue during the restructuring process

MONTREAL, July 8, 2020 - DAVIDsTEA Inc. (Nasdaq:DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, announces that it is implementing a restructuring plan under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) in order to accelerate its transition to an online retailer and wholesaler of high-quality tea and accessories. The Company expects that its application for an initial order under the CCAA will be heard by the Québec Superior Court today. The Company intends to apply for similar orders for its wholly-owned U.S. subsidiary under Chapter 15 of the United States Bankruptcy Code.

During the restructuring process, DAVIDsTEA will continue to operate its online business through its e-commerce platform at www.davidstea.com and its wholesale distribution channel, through which it sells a selection of DAVIDsTEA products in grocery stores and pharmacies across Canada. The Company will work to complete its restructuring in a timely fashion, better positioned for long-term growth. The Company does not expect to issue any shares in the restructuring process or that the restructuring will have any impact on its share structure.

Following a careful review of available options to stem the losses from its brick & mortar footprint, the Company’s Management and Board of Directors determined that a formal restructuring process is the best option in the context of an increasingly challenging retail environment, further exacerbated by the COVID-19 pandemic. DAVIDsTEA intends to create a leaner and more efficient company and to accelerate its transition to an online retailer and wholesaler of high-quality tea and accessories.

“As we indicated before, our challenge is to restructure our North American retail footprint in order to decrease the ongoing losses caused by unprofitable stores,” stated Herschel Segal, Founder, Chairman and Interim CEO of DAVIDsTEA. “Through a restructuring, we intend to achieve that objective and complement our successful e-commerce and wholesale distribution channels. Both Management and the Board of Directors believe that a formal restructuring leading to a significant reduction in our brick & mortar presence is the best path forward to ensure the long-term success and sustainability of DAVIDsTEA and our beloved brand. With all stores closed since mid-March, many of our loyal tea-loving customers have already shifted to buying our products online, and in supermarkets and pharmacies across Canada. We look forward to continuing to offer an unrivalled selection of health and wellness teas, and virtual access to our tea experts, as we transition our business to focus primarily on being an online retailer and wholesaler of high-quality tea, adapting to evolving consumer expectations.”

Mr. Segal added: “I sincerely regret the impact the restructuring of our business will have on some of our exceptional and passionate employees. This has been an incredibly difficult decision to take, but a necessary one to ensure the long-term viability of our Company. I would like to sincerely thank our impacted employees for their contributions and for their passion for our brand through the years.”

“The transformation of our business model is necessary to position the Company for a return to profitability,” said Frank Zitella, CFO and COO of DAVIDsTEA. “DAVIDsTEA has experienced a multi-year decline in brick & mortar sales and the post COVID-19 retail environment creates significant challenges for our unique in-store customer experience. As a result, we have to accelerate the transition of our business away from brick & mortar and focus on becoming the leading online purveyor of loose-leaf tea and accessories in North America, complemented by our growing wholesale business. We are committed to continuing to serve our loyal tea-loving customers with passion and ensure that their favorite blends of tea are available online and in grocery stores and pharmacies both during and after this restructuring process.”

Mr. Zitella added: “The impact of the COVID-19 pandemic on consumer confidence and the way in which people shop may further affect the extent and timing of a recovery in brick & mortar retail traffic, placing further pressure on the Company’s store footprint. We expect to pursue discussions with our landlords regarding our network of stores. We will assess a number of factors, including whether we can reach agreements with landlords on more favorable lease conditions, and ultimately may terminate a significant number of our 222 leases as we seek to right-size our retail footprint.” All DAVIDsTEA retail stores have been closed since March 17, 2020 due to the COVID-19 pandemic and will remain so until further notice.

The Company will provide updates throughout the restructuring process as events warrant.

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Cautionary Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our restructuring process, the COVID-19 pandemic, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, the closing of certain of our retail stores, future lease liabilities, our results of operations, financial condition, liquidity and prospects, the impact of the COVID-19 pandemic on the global macroeconomic environment, and our ability to avoid the delisting of the Company’s common stock by Nasdaq due to the restructuring or our inability to maintain compliance with Nasdaq listing requirements.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended February 1, 2020, filed with the United States Securities and Exchange Commission and with the Autorité des marchés financiers.

About DAVIDsTEA

DAVIDsTEA is a leading online retailer and growing mass wholesaler of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts and accessories through over 220 company-owned and operated retail stores in Canada and the United States, as well as its e-commerce platform at www.davidstea.com. A selection of DAVIDsTEA products are also available in over 2,500 grocery stores and pharmacies across Canada. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
MaisonBrison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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